Registration No. 333-_____

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8


                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                                 STRATASYS, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                                    36-3658792
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
     incorporation or organization)

           14950 MARTIN DRIVE                              55344-2020
         EDEN PRAIRIE, MINNESOTA                           (Zip Code)
 (Address of Principal Executive Offices)

          STRATASYS, INC. 2002 LONG-TERM PERFORMANCE AND INCENTIVE PLAN
                            (Full title of the plan)
                            ------------------------
                            S. SCOTT CRUMP, PRESIDENT
                                 STRATASYS, INC.
                               14950 MARTIN DRIVE
                       EDEN PRAIRIE, MINNESOTA 55344-3000
                     (Name and address of agent for service)

                                 (952) 937-3000
          (Telephone number, including area code, of agent for service)

                     A copy of all communications, including
                  communications sent to the agent for service
                               should be sent to:

                                ERIC HONICK, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 THIRD AVENUE
                          NEW YORK, NEW YORK 10158-0125
                                 (212) 687-3860

======================================================================================================================
                        CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE         OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
       REGISTERED              REGISTERED                SHARE                   PRICE            REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock, $.01
par value                        750,000 (1)          $ 25.36(2)             $ 19,020,000       $ 2,409.83
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
    Total.....................................................................................  $ 2,409.83
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) Pursuant to Rule 416, includes an indeterminable number of shares of common stock which may become issuable pursuant to the anti-dilution provisions of the 2002 Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices for the registrant's common stock on the Nasdaq National Market on June 2, 2004.

                                      NOTE

      This Registration Statement filed by Stratasys, Inc. (the "Registrant") includes a form of prospectus to be used by certain persons who may be deemed to be affiliates of the Registrant in connection with the resale of shares of common stock received by such persons pursuant to the exercise of options granted under:

      o     Registrant's 2002 Long-Term Performance and Incentive Plan;

      o Registrant's 2000 Incentive Stock Option Plan, which shares are subject to Registrant's Registration Statement on Form S-8, filed on March 17, 2000 (File No. 333-32782);

      o Registrant's 1998 Incentive Stock Option Plan, which shares are subject to Registrant's Registration Statement on Form S-8, filed on March 17, 2000 (File No. 333-32782);

      o Registrant's Second Amended and Restated 1994-2 Stock Option Plan, 500,000 of which shares are subject to Registration Statement on Form S-8, filed on March 17, 2000 (File No. 333-32782) and 500,000 of which are subject to the Registrant's Registration Statement on Form S-8, filed on June 9, 1995 (File No. 33-93362);

      o Registrant's 1994 Stock Option Plan, which shares are subject to Registrant's Registration Statement on Form S-8, filed on June 9, 1995 (File No. 33-93362); and

      o Registrant's Employee Stock Option Plan #1, which shares are subject to Registrant's Registration Statement on Form S-8, filed on June 9, 1995 (File No. 33-93362).

PROSPECTUS


                                 STRATASYS, INC.
                                1,178,210 SHARES


      We have prepared this prospectus so certain of our officers and directors may resell shares of our common stock. The selling stockholders acquired or may acquire the shares offered by this prospectus upon exercise of options granted or to be granted under any of the following plans:

      o     Our 2002 Long-Term Performance and Incentive Plan (the "2002 Plan");

      o     Our 2000 Incentive Stock Option Plan (the "2000 Plan");

      o     Our 1998 Incentive Stock Option Plan (the "1998 Plan");

      o Our Second Amended and Restated 1994-2 Stock Option Plan (the "1994-2 Plan");

      o     Our Amended and Restated 1994 Stock Option Plan (the "1994 Plan");
            and

      o     Our Employee Stock Option Plan #1 ("Plan #1").


      The maximum number of shares that may be offered or sold under this prospectus is subject to adjustment in the event of stock splits or dividends, recapitalizations and other similar changes affecting the common stock. Our common stock is quoted on the Nasdaq National Market under the symbol SSYS and on The Pacific Exchange under the symbol SAS. We anticipate that the selling stockholders will offer shares of common stock for resale at prevailing prices on the Nasdaq National Market or The Pacific Exchange (or such other market upon which our common stock may then trade) on the date of sale. We will receive none of the proceeds from the sale of the common stock offered by this prospectus, but we will receive the exercise price upon exercise of the options.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May 28, 2004.

                                TABLE OF CONTENTS


Available Information..........................................................1


Documents Incorporated By Reference............................................1


The Company....................................................................2


Risk Factors...................................................................3


Use of Proceeds................................................................7


Selling Stockholders...........................................................8


Plan of Distribution...........................................................9


Legal Matters.................................................................10


Experts.......................................................................10


SEC Position on Indemnification for Securities Act Liabilities................10

                              AVAILABLE INFORMATION


      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information about the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.


      The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.


                       DOCUMENTS INCORPORATED BY REFERENCE


      We incorporate by reference the documents listed below:

      (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

      (b)   Our Quarterly Report on Form 10-Q for the quarter ended March 31,
            2004.

      (c) Our Current Report on Form 8-K dated March 30, 2004, filed March 31, 2004.

      (d)   Our Current Report on Form 8-K dated April 28, 2004, filed May 11,
            2004.

      (e)   Our Current Report on Form 8-K dated May 14, 2004, filed May 14,
            2004.

      (f) The description of the common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.


      All documents we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus (excluding exhibits, unless such exhibits are specifically incorporated by reference into the information which this prospectus incorporates). Written requests for copies of such information should be directed to Stratasys, Inc., 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, Attention: Chief Financial Officer. Telephone requests may be directed to the Chief Financial Officer at (952) 937-3000.

                                   THE COMPANY

GENERAL DEVELOPMENT OF BUSINESS

      We develop, manufacture, and sell a family of rapid prototyping ("RP") devices, which includes a line of three dimensional ("3D") printing devices, all of which create physical models from computerized designs. Our RP systems are based on our core patented fused deposition modeling ("FDM(R)") technology or on our patented Genisys(R) technology. We sold our first product, the 3D Modeler(R), commercially in April 1992 and introduced our second product, the Benchtop, in June 1993. Other recent significant developments in our business are set forth below:


      o In February 2002, we introduced the Dimension. Dimension offers ABS modeling capabilities on a desktop 3D printer platform. We believe that Dimension, when introduced at $29,900, was the lowest priced system in the RP and 3D printing markets.

      o In March 2002, we introduced the Prodigy Plus(TM). This system incorporates our WaterWorks soluble support system on the Prodigy platform, and is further enhanced by the addition of our InSight(TM) software. Commercial shipments commenced in May 2002.

      o In July 2003 we introduced FDM Vantage(TM). Vantage utilizes proven FDM technology to build prototypes in either polycarbonate ("PC") or ABS. It is an extension of the FDM Titan(TM) design platform.

      o In September 2003 we entered into an agreement with Objet Geometries Ltd. to exclusively distribute their Eden333 RP system in North America, including Mexico and Canada. The Eden333 uses inkjet technology to jet ultra-fine layers of UV-cured resin to build RP models and prototypes.

      o In December 2003 we announced significant throughput enhancements for Titan, offering users a 50% improvement in build speed over the previous generation of Titan.

      o In February 2004 we announced the introduction of Dimension SST(TM). Dimension SST incorporates all the functionality of Dimension with an enhanced automatic soluble support removal system. This system gives users greater convenience in the design process while allowing for the creation of models and prototypes that involve more complex design geometries. Dimension SST's list price is $34,900. Concurrently with this introduction, we reduced the price of Dimension to $24,900.

      o In March 2004 we announced the introduction of Triplets, which offers three variations of our FDM Vantage RP system. Prices will range from $99,000 for the base model Vantage to $195,000 for the fully equipped Vantage SE. The models are differentiated by the speed at which they build prototypes, by the size of the build envelope, by additional canister bays, which allow for longer build cycles, and by price. Triplets became commercially available in May 2004.


DESCRIPTION OF BUSINESS

      We are a leader in the office prototyping market, since our high performance RP devices and 3D printers can be used in office environments without expensive facility modification. We develop, manufacture, market, and service a family of 3D printers and other RP systems that enable engineers and designers to create physical models, tooling and prototypes out of plastic and other materials directly from a computer-aided design ("CAD") workstation. In many industries, the models and prototypes required in product development are produced laboriously by hand-sculpting or machining, a traditional process that can take days or weeks. Our computerized modeling systems use our proprietary technology to make models and prototypes directly from a designer's three-dimensional CAD in a matter of hours.

      We believe that the high performance RP and 3D printing systems using our FDM technology are the only RP systems commercially available that can produce prototypes and models from plastic without relying on lasers. This affords our products a number of significant advantages over other commercially available 3D rapid prototyping technologies, which rely primarily on lasers to create models. Such benefits include:

      o the ability to use the device in an office environment due to the absence of hazardous emissions

      o     little or no post-processing

      o     ease of use

      o the need for relatively little set up of the system for a particular project

      o     the availability of a variety of modeling materials

      o     modeling in production-grade plastics for functional testing

      o     no need for costly replacement lasers and laser parts


      Our systems can also run virtually unattended, producing models while designers perform other tasks.

      The process involved in the development of a three-dimensional model using our FDM systems begins with the creation of a 3D geometric model on a CAD workstation. The model is then imported into our proprietary software program, which mathematically slices the CAD model into horizontal layers that are downloaded into the system. A spool of thin thermoplastic modeling material feeds into a moving FDM extruding head, which heats the material to a semi-liquid state. This semi-liquid material is extruded and deposited, one ultra-thin layer at a time, on a base (the "X-Y Stage") in a thermally-controlled modeling chamber. As the material is directed into place by the computer-controlled head, layer upon layer, the material solidifies, creating a precise and strong laminated model.

      We also believe that the Eden provides us with an additional RP technology that complements our core FDM technology. The Eden offers extremely fast prototype build times, with superior surface finish and resolution. Like the FDM technology, Eden systems:

      o     can be used in the office environment

      o     create models with a one-step process

      o     are easy to use

      o     have a low acquisition price

      We were incorporated in Delaware on August 8, 1989. Our executive offices are located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, and our telephone number is (952) 937-3000. Our website is www.stratasys.com. The information on our website does not constitute part of this prospectus.


                                  RISK FACTORS


WE MAY NOT BE ABLE TO INTRODUCE NEW RP PRODUCTS AND 3D PRINTING SYSTEMS AND MATERIALS ACCEPTABLE TO THE MARKET OR TO IMPROVE THE TECHNOLOGY AND SOFTWARE USED IN OUR CURRENT PRODUCTS.


      Our ability to compete in the RP market depends, in large part, on our success in enhancing our existing product lines and in developing new products. Even if we successfully enhance existing products or create new products or systems, it is likely that new products and technologies that we develop will eventually supplant our enhanced products or our competitors will create products that will replace ours. Our industry is subject to rapid and substantial technological change. We may not successfully enhance existing products or develop new products, and any of our products may be rendered obsolete or uneconomical by our or others' technological advances.


      IF WE ARE UNABLE TO DEVELOP THE 3D PRINTING MARKET OR IF THAT MARKET DOES NOT CONTINUE TO ACCEPT OUR PRODUCTS, OUR REVENUES MAY STAGNATE OR DECLINE.


      In recent quarters, we have derived a substantial portion of our revenue from the sale of 3D printers. If the market for 3D printers does not develop or is not as large as we anticipate or if competitors introduce products that compete successfully against ours, we may not be able to sustain the sales of those products. If that happens, our revenues may not increase and could decline.

IF WE ARE UNABLE TO MAINTAIN THE SELLING PRICES OF OUR PRODUCTS, OUR REVENUES AND PROFITABILITY COULD DECLINE.


      We are subject to intense competition from both other manufacturers of RP systems as well as traditional methods of making prototypes. If our competitors introduce new products or other methods of making prototypes at a lower cost, we could be forced to reduce the prices for our products, which would in turn reduce our gross margins. Without an attendant increase in the number of products sold or a reduction in overhead, a reduction in selling prices would adversely affect our results of operations.


IF WE ARE UNABLE TO MAINTAIN REVENUES AND GROSS MARGINS FROM OUR EXISTING PRODUCTS, OUR PROFITABILITY WILL BE ADVERSELY AFFECTED.


      Our engineering and selling, general and administrative expenses generally do not vary substantially in relation to our sales. Accordingly, if our revenues increase and we are able to maintain our gross margins, our operating profits generally will increase faster as a percentage of revenues than the percentage increase in revenues. Conversely, if our revenues or gross margins decline, our operating profits generally will decline faster than the decline in revenues or gross margins. Therefore, declines in our revenues may lead to disproportionate reductions in our operating profits.


IF WE ARE UNABLE TO CONTROL OUR OPERATING EXPENSES, OUR PROFITABILITY WILL BE ADVERSELY AFFECTED.


      We have incurred significant operating expenses in the past. The rapidly changing market for RP systems requires us to make substantial expenditures for product enhancement and new product development. In order to successfully compete, we need to continue to incur expenses for research and new product development. We may also have to increase our sales and marketing expenses to promote new products and improvements to our existing products. If we are required to increase our expenses without an attendant increase in revenues, we may not be profitable.


IF WE CANNOT EXPAND OUR MANUFACTURING CAPABILITIES TO MEET THE EXPECTED DEMAND GENERATED BY NEW PRODUCTS, SUCH AS DIMENSIONTM AND DIMENSION SST, AND CONSUMABLES THEN WE MAY NOT BE ABLE TO MAINTAIN OUR CUSTOMER BASE.


      Demand for our Dimension and Dimension SST 3D printers has been strong and has accounted for a significant portion of our recent revenues and profits. If we are unable to timely satisfy customer orders for these products (or for other new or improved products that we may introduce), our customers may purchase systems from our competitors, which could have an adverse effect on our financial results.


RAPID EXPANSION OF OUR MANUFACTURING CAPACITY AND FACILITIES COULD ADVERSELY AFFECT THE QUALITY AND RELIABILITY OF OUR PRODUCTS.


      As demand for our products increases, we attempt to expand our manufacturing capabilities to satisfy our customers' needs. However, using inexperienced employees and new manufacturing methods could result in reduced reliability and quality of our products. This, in turn, could result in increased warranty and service costs as well as product returns, all of which would adversely affect our profitability.


CHANGES IN THE DEMAND FOR OUR PRODUCTS OR OUR INTRODUCTION OF ENHANCED OR NEW PRODUCTS COULD RESULT IN SUBSTANTIAL CHARGES AGAINST OUR EARNINGS FOR INVENTORY OBSOLESCENCE OR EXCESS OR DUE TO TERMINATION OF MAINTENANCE CONTRACTS.


      To satisfy our warranty, maintenance and serviceI obligations, we maintain a significant parts inventory. Our or our competitors' introduction of new or enhanced products could reduce demand for our existing products or make our existing installed base of products obsolete. To the extent that we are unable to use our inventory of existing parts or systems, we would have to take a charge against our earnings for obsolete or slow moving inventory. Such charges would adversely affect our financial results. We could also incur substantial charges against our earnings if an unexpectedly large number of current customers under maintenance contracts were to discontinue their maintenance contracts with us.

IF ANY OF THE SOLE SUPPLIERS OF CERTAIN COMPONENTS OF OUR RP SYSTEMS WERE TO FAIL OR REFUSE TO SUPPLY US WITH SUCH COMPONENTS, WE WOULD HAVE TO OBTAIN THEM FROM ALTERNATIVE SOURCES, WHICH COULD IMPAIR OUR ABILITY TO TIMELY DELIVER OUR PRODUCTS.


      We obtain a number of the components used in our systems from sole vendors. Some of those components are made specially for us. If any vendor were unable or refused to provide us with the component that it supplies, we would have to obtain the component from another source or reengineer the product using an alternate component. This could have the effect of delaying delivery of our products, increasing their costs, and reducing their quality and reliability, any of which would adversely affect our financial results.


IMPAIRMENT OF OUR INTANGIBLE ASSETS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.


      As of December 31, 2003, the net book value of our intangible assets exceeded $2,450,000. Accounting rules require us to take a charge against our earnings to the extent that any of these intangible assets are impaired. Accordingly, invalidation of our patents, trademarks or other intellectual property or the impairment of other intangible assets due to litigation, obsolescence, competitive factors or other reasons could result in a material charge against our earnings and have a material adverse effect on our results of operations.


OUR AGREEMENT TO DISTRIBUTE OBJET'S EDEN RP SYSTEM IN NORTH AMERICA COULD GIVE RISE TO UNANTICIPATED COSTS AND LIABILITIES THAT WOULD ADVERSELY AFFECT OUR OPERATING RESULTS OR OUR REPUTATION OR BOTH.


      We have never acted as a distributor of products manufactured by another company and, therefore, do not have any experience in marketing, selling and maintaining products other than those we have manufactured. The occurrence of any of the following events could adversely affect our operating results or our reputation or both.

      o Failure of the Eden to satisfy our customers' quality and reliability requirements could result in warranty and service costs exceeding budgeted amounts and could ultimately result in the return of the systems.

      o Sales of the Eden RP system to our customers may result in fewer sales of our own RP systems to those customers, which would adversely affect our profitability.

      o Objet's failure to timely deliver systems and consumables that we have ordered would adversely affect our ability to sell additional systems in the future.

      o Competitors could assert claims against us based on infringement of their intellectual property rights by the Eden RP system.

      o Objet's failure to successfully enforce its intellectual property rights against competitors could result in the sale by others of RP systems that use the same technology as and are directly competitive with the Eden RP system.

      o If we are successful in distributing the Eden system and other Objet products, but the distributor agreement is terminated or expires, Objet may emerge as a stronger competitor of ours than they now are.


SINCE WE DERIVE BETWEEN 40% AND 60% OF OUR REVENUES FROM SALES OUTSIDE OF THE UNITED STATES, CHANGES IN FOREIGN MARKETS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.


      Any of the following factors could adversely affect our sales to and revenues from customers located outside of the United States:

      o Relative strength of the US dollar against foreign currencies would make our products more expensive and would reduce our profit margins on sales to foreign customers.


      o If we are unable to protect our intellectual property in foreign countries, competitors could use it to compete against us, adversely affecting our sales and profits.


      o Political or economic instability in regions where we sell our products could reduce or eliminate sales to customers located in those regions.


      o Seasonal fluctuations in business activity in certain countries could result in significant fluctuations in sales from quarter to quarter.


      o Changes in export controls and tariffs could make it more difficult for us to sell our products outside of the United States.


OUR OPERATING RESULTS AND FINANCIAL CONDITION MAY FLUCTUATE.


      Our operating results and financial condition may fluctuate from quarter to quarter and year to year depending upon the relative timing of events or uncertainties that may arise. The following events or occurrences, among others, could cause fluctuations in our financial performance from period to period:


      o changes in the amount that we spend to develop, acquire or license new products, consumables, technologies or businesses;


      o     changes in the amount we spend to promote our products;

      o     changes in the channels that we use to sell our products;

      o changes in the cost of satisfying our warranty obligations and servicing systems that we have sold;


      o delays between our expenditures to develop and market new or enhanced products and consumables and the generation of revenues from those products;


      o     development of new competitive products by others;


      o     the mix of products that we sell during any period;


      o     the geographic distribution of our sales;


      o     our responses to price competition;


      o     market acceptance of our products;


      o general economic and industry conditions, including changes in interest rates affecting returns on cash balances and investments, that affect customer demand; and


      o     our level of research and development activities.


DEFAULT IN PAYMENT BY ONE OR MORE CUSTOMERS OR DISTRIBUTORS THAT HAVE LARGE ACCOUNT RECEIVABLE BALANCES COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.


      Certain customers and international distributors carry high account receivable balances, some of which exceed our normal payment terms. Default by one or more of these customers or distributors would result in a significant charge against our earnings and adversely affect our results of operations and financial condition.

IF WE ARE UNABLE TO RETAIN KEY OPERATING PERSONNEL, OUR DEVELOPMENT OF NEW PRODUCTS WILL BE DELAYED AND OUR PERSONNEL COSTS WILL INCREASE.


      We are dependent on key employees in our operating departments, such as engineers and computer programmers, to enhance existing products and develop new products. Our inability to retain key engineers and other employees could have the effect of delaying our development and introduction of new products, which would adversely affect our revenues.


OUR COMMON STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE.


      In the preceding 12 months, our common stock has traded at prices ranging between $16.30 and $38.73. Investors may have difficulty selling our common stock following periods of volatility, because of the market's adverse reaction to such volatility. Factors that we believe have caused or may cause this volatility include, among other things:


      o     actual or anticipated variations in quarterly operating results;


      o our announcements of the issuance of patents or other technological innovations;


      o     our announcements of new products;


      o     our competitors' announcements of new products;


      o     changes in financial estimates by securities analysts;


      o     the employment and termination of key personnel; and


      o     sales of our common stock or other securities.


BECAUSE WE MAY NOT CONTINUE TO QUALIFY FOR LISTING ON THE NASDAQ QUOTATION SYSTEM, THE VALUE OF YOUR INVESTMENT IN STRATASYS MAY SUBSTANTIALLY DECREASE.


      We may be unable to meet the requirements of the Nasdaq National Market System in the future. To maintain our listing on the Nasdaq National Market, we are required, among other things, to either maintain stockholders' equity of at least $10 million or a market value of at least $50 million, as well as to maintain a bid price of at least $1.00 per share of common stock. If we are unable to meet these requirements, we may be delisted from the National Market System. If delisted from the Nasdaq National Market, we may apply for listing on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market, however, also has listing requirements, which we may fail to meet for initial listing or with which we may fail to maintain compliance. Delisting from the National Market System could adversely affect the trading price of our common stock, and delisting from the Nasdaq SmallCap Market would significantly limit the liquidity of our common stock and would adversely affect its trading price.


      Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.


                                 USE OF PROCEEDS


      We will not receive any of the proceeds from the sale of the shares offered by this prospectus. However, we expect to use the proceeds from the exercise of the options for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS


      The shares offered by this prospectus are being registered for reoffers and resales by the selling stockholders, who have acquired or may acquire such shares pursuant to the exercise of options. The selling stockholders named below may resell all, a portion or none of such shares from time to time.


      The table below sets forth, with respect to each selling stockholder, based upon information available to us as of May 26, 2004, the number of shares of common stock beneficially owned before and after the sale of the shares offered by this prospectus; the number of shares to be sold; and the percent of the outstanding shares of common stock owned before and after the sale of the common stock offered by this prospectus.

                                                          PERCENTAGE                                     PERCENTAGE
                                         NUMBER OF        OF SHARES       NUMBER OF        NUMBER OF     OF SHARES
                                       SHARES OWNED     OWNED BEFORE     SHARES TO BE    SHARES OWNED   OWNED AFTER
SELLING STOCKHOLDERS                   BEFORE SALE (1)     SALE (2)        SOLD (3)       AFTER SALE        SALE
--------------------                   ---------------     --------        --------       ----------        ----

S. Scott Crump......................      542,625 (4)        5.20%          95,000         447,625         4.30%
   (Chairman, Chief Executive
   Officer, President and
   Treasurer)

Thomas W. Stenoien..................       50,410 (5)        *              43,210           7,200          *
   (Executive Vice President,
   Chief Financial Officer and
   Corporate Secretary)

Ralph E. Crump......................      366,120 (6)        3.52%          50,000         316,120         3.04%
   (Director)

Edward J. Fierko....................       77,500 (7)        *              60,000          17,500          *
   (Director)

Clifford H. Schwieter...............       52,588 (8)        *              50,000           2,588          *
   (Director)

Arnold J. Wasserman.................       80,000 (9)        *              80,000              --          *
   (Director)

Gregory L. Wilson...................       95,000(10)        *              50,000          45,000          *
   (Director)

* Represents less than 1% of the issued and outstanding common stock.

(1) Unless indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes of this table, a person is deemed to be the beneficial owner of all common stock that he has the right to acquire, regardless of whether such right is presently exercisable. Each beneficial owner's percentage ownership is determined by assuming that rights to acquire shares of common stock that are held by such person (but not those held by any other person) have been exercised.

(2)   Based on 10,338,576 shares of common stock outstanding as of May 26, 2004.

(3) Does not represent shares that may be acquired pursuant to the exercise of options to be granted under the 2002 Plan and subsequently sold pursuant to this prospectus.

(4) Includes presently-exercisable options to purchase 33,000 shares of common stock. Also includes options to purchase 62,000 shares of common stock that are not presently exercisable. Also represents 200,680 shares of common stock owned by Mr. Crump's wife, of which shares Mr. Crump disclaims beneficial ownership. In addition, Mr. Crump disclaims beneficial ownership of 169,310 shares of common stock owned directly and presently-exercisable options to acquire 50,000 shares of common stock held by Ralph E. Crump, Mr. Crump's father, and 146,810 shares owned directly by Mr. Crump's mother.

(5) Includes presently-exercisable options to purchase 6,570 shares of common stock. Also includes options to purchase 36,640 shares of common stock that are not presently exercisable.

(6) Includes presently-exercisable options to purchase 50,000 shares of common stock. Also includes 146,810 shares of common stock owned by Mr. Crump's wife, of which shares Mr. Crump disclaims beneficial ownership. In addition, Mr. Crump disclaims beneficial ownership of 246,270 shares of common stock owned by S. Scott Crump, Mr. Crump's son, presently-exercisable options to acquire 33,000 shares of common stock held by Mr. Scott Crump, and 200,680 shares owned by Mr. Crump's daughter-in-law.

(7) Includes presently-exercisable options to purchase 60,000 shares of common stock.

(8) Includes presently-exercisable options to purchase 50,000 shares of common stock.

(9) Represents presently-exercisable options to purchase 80,000 shares of common stock.

(10) Includes presently-exercisable options to purchase 50,000 shares of common stock.


                              PLAN OF DISTRIBUTION

      The shares may be sold or transferred for value by the selling stockholders, or by pledgees, donees, transferees or other successors in interest to the selling stockholders, in one or more transactions on the Nasdaq National Market or The Pacific Exchange (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The selling stockholders, and any broker-dealers that participate in the distribution of the shares, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual selling stockholders will be borne by such selling stockholders.

      Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such selling stockholder and the participating broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and (f) other facts material to the transaction.

      In addition to any such number of shares sold hereunder, a selling stockholder may, at the same time, sell any shares of common stock, including the shares offered by this prospectus, owned by such person in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

      There is no assurance that any of the selling stockholders will sell any or all of the shares offered by this prospectus.

      We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus has been passed upon for Stratasys by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference have been audited by Rothstein, Kass & Company, P.C., Independent Public Accountants, as indicated in their report with respect thereto, and are included herein in reliance on the authority of that firm as experts in accounting and auditing in providing their report.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM  3. INCORPORATION OF DOCUMENTS BY REFERENCE


      We incorporate by reference the following documents filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

      (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

      (b)   Our Quarterly Report on Form 10-Q for the quarter ended March 31,
            2004.

      (c) Our Current Report on Form 8-K dated March 30, 2004, filed March 31, 2004.

      (d)   Our Current Report on Form 8-K dated April 28, 2004, filed May 11,
            2004.

      (e)   Our Current Report on Form 8-K dated May 14, 2004, filed May 14,
            2004.

      (f) The description of the common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.


      All documents we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


ITEM  6. INDEMNIFICATION OF DIRECTORS AND OFFICERS


      Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of our company, is insured or indemnified in any manner against liability which he may incur in his capacity as such.


      Article 11 of our Certificate of Incorporation provides for the indemnification of our officers and directors to the fullest extent allowed by the Delaware General Corporation Law. In addition, ARTICLE VI of our By-laws states:


                  6.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS: The Corporation shall indemnify, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or
         (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

      Under Section 145 of the Delaware General Corporation Law, directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, Delaware law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the certificate of incorporation of a company or any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.


      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM  8. EXHIBITS


 EXHIBIT
   NO.     DESCRIPTION
---------  ---------------------------------------------------------------------
    4.1    Stratasys, Inc. Employee Stock Option Plan #1.(1)
    4.2    Amended and Restated Stratasys, Inc. 1994 Stock Plan.(2)
    4.3    Second Amended and Restated Stratasys, Inc. 1994-2 Stock Plan.(3)
    4.5    Stratasys, Inc. 1998 Incentive Stock Option Plan.(4)
    4.6    Stratasys, Inc. 2000 Incentive Stock Option Plan.(5)
    4.7    Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan.(6)
    5.1    Opinion of Snow Becker Krauss P.C.
   23.1    Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 hereto)
   23.2    Consent of Rothstein, Kass & Company, P.C.
   24.1    Power of attorney of certain directors and officers of the Registrant

      (1) Incorporated by reference from our Registration Statement on Form SB-2 (File No. 33-83638-C) filed September 2, 1994.

      (2) Incorporated by reference from our Form 10-K for the year ended December 31, 1994.

      (3)   Incorporated by reference from our definitive Proxy Statement on
            Schedule 14A with respect to the Company's 1997 Annual Meeting of Stockholders.

      (4)   Incorporated by reference from our definitive Proxy Statement on
            Schedule 14A with respect to the Company's 1998 Annual Meeting of Stockholders.

      (5) Incorporated by reference from our Registration Statement on Form S-8 (File No. 333-32782) filed March 17, 2000.

      (6)   Incorporated by reference from our definitive Proxy Statement on
            Schedule 14A with respect to the Company's 2002 Annual Meeting of Stockholders.


ITEM  9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on June 4, 2004.

                                        STRATASYS, INC.


                                        By: /s/ S. Scott Crump
                                           -----------------------------
                                             S. Scott Crump
                                             Chief Executive Officer and
                                             Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


 /s/ S. Scott Crump               Chief Executive Officer and       June 4, 2004
-----------------------------     Chairman of the Board
     S. Scott Crump

            *                     Executive Vice President,         June 4, 2004
-----------------------------     Chief Financial Officer and
     Thomas W.Stenoien            Corporate Secretary Director

            *                                                       June 4, 2004
-----------------------------
      Ralph E. Crump

            *                            Director                   June 4, 2004
-----------------------------
     Edward J. Fierko

            *                            Director                   June 4, 2004
-----------------------------
     Clifford H. Schwieter

            *                            Director                   June 4, 2004
-----------------------------
     Arnold J. Wasserman

            *                            Director                   June 4, 2004
-----------------------------
     Gregory L. Wilson


*By: /s/ S. Scott Crump
     ------------------------
     S. Scott Crump
     Attorney-in-fact